NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Second Quarter 2021 Financial Results
— Revenue increased 99 percent year-over-year; Gross Margin expanded to 48 percent —

SANTA CLARA, Calif. - July 27, 2021 - AMD (NASDAQ:AMD) today announced revenue for the second quarter of 2021 of $3.85 billion, operating income of $831 million, net income of $710 million and diluted earnings per share of $0.58. On a non-GAAP* basis, operating income was $924 million, net income was $778 million and diluted earnings per share was $0.63.
GAAP Quarterly Financial Results

	Q2 2021	Q2 2020	Y/Y	Q1 2021	Q/Q
Revenue ($M)	$3,850	$1,932	Up 99%	$3,445	Up 12%
Gross profit ($M)	$1,830	$848	Up 116%	$1,587	Up 15%
Gross margin %	48%	44%	Up 4pp	46%	Up 2pp
Operating expenses ($M)	$1,000	$675	Up 48%	$929	Up 8%
Operating income ($M)	$831	$173	Up 380%	$662	Up 26%
Operating margin %	22%	9%	Up 13pp	19%	Up 3pp
Net income ($M)	$710	$157	Up 352%	$555	Up 28%
Earnings per share	$0.58	$0.13	Up 346%	$0.45	Up 29%

Non-GAAP* Quarterly Financial Results

	Q2 2021	Q2 2020	Y/Y	Q1 2021	Q/Q
Revenue ($M)	$3,850	$1,932	Up 99%	$3,445	Up 12%
Gross profit ($M)	$1,832	$850	Up 116%	$1,588	Up 15%
Gross margin %	48%	44%	Up 4pp	46%	Up 2pp
Operating expenses ($M)	$909	$617	Up 47%	$830	Up 10%
Operating income ($M)	$924	$233	Up 297%	$762	Up 21%
Operating margin %	24%	12%	Up 12pp	22%	Up 2pp
Net income ($M)	$778	$216	Up 260%	$642	Up 21%
Earnings per share	$0.63	$0.18	Up 250%	$0.52	Up 21%

“Our business performed exceptionally well in the second quarter as revenue and operating margin doubled and profitability more than tripled year-over-year,” said AMD president and CEO Lisa Su. “We are growing significantly faster than the market with strong demand across all of our businesses. We now expect our 2021 annual revenue to grow by approximately 60 percent year-over-year driven by strong execution and increased customer preference for our leadership products.”

Q2 2021 Results
•Revenue was $3.85 billion, up 99 percent year-over-year and 12 percent quarter-over-quarter driven by higher revenue in both the Computing and Graphics segment and Enterprise and Embedded and Semi-custom segment.
•Gross margin was 48 percent, up 4 percentage points year-over-year and 2 percentage points quarter-over-quarter. The increases were driven by a richer mix of sales, including high-end Ryzen™, Radeon™ and EPYC™ processor sales.
•Operating income was $831 million compared to operating income of $173 million a year ago and $662 million in the prior quarter. Non-GAAP operating income was $924 million compared to $233 million a year ago and $762 million in the prior quarter. Operating income improvements were primarily driven by higher revenue.
•Net income was $710 million compared to $157 million a year ago and $555 million in the prior quarter. Non-GAAP net income was $778 million compared to $216 million a year ago and $642 million in the prior quarter.
•Diluted earnings per share was $0.58 compared to $0.13 a year ago and $0.45 in the prior quarter. Non-GAAP diluted earnings per share was $0.63 compared to $0.18 a year ago and $0.52 in the prior quarter.
•Cash, cash equivalents and short-term investments were $3.79 billion at the end of the quarter.
•Cash from operations was $952 million compared to $243 million a year ago and $898 million in the prior quarter. Free cash flow was a record $888 million compared to free cash flow of $152 million a year ago and $832 million in the prior quarter.
•In May 2021, the Company announced a $4 billion share repurchase program. In the second quarter, the Company repurchased 3.2 million shares of common stock for $256 million.

Quarterly Financial Segment Summary
•Computing and Graphics segment revenue was $2.25 billion, up 65 percent year-over-year and 7 percent quarter-over-quarter driven by higher client and graphics processor sales.
◦Client processor average selling price (ASP) grew year-over-year and quarter-over-quarter driven by a richer mix of Ryzen desktop and notebook processor sales.
◦GPU ASP grew year-over-year and quarter-over-quarter driven by high-end graphics product sales, including data center GPU sales.
◦Operating income was $526 million compared to $200 million a year ago and $485 million in the prior quarter. The increases were primarily driven by higher revenue.
•Enterprise, Embedded and Semi-Custom segment revenue was $1.60 billion, up 183 percent year-over-year and 19 percent quarter-over-quarter. The increases were driven by higher EPYC processor revenue and semi-custom product sales.
◦Operating income was $398 million compared to $33 million a year ago and $277 million in the prior quarter. The increases were primarily driven by higher revenue.
•All Other operating loss was $93 million compared to $60 million a year ago and $100 million in the prior quarter.

Recent PR Highlights

•AMD announced that stockholders overwhelmingly approved its acquisition of Xilinx. The proposed acquisition remains on-track to close by the end of the year.
•AMD announced a $4 billion share repurchase program. AMD expects to fund repurchases through cash generated from operations.
•The Top500 organization announced the world’s fastest supercomputers. The number of AMD-powered systems on the list grew by almost five times in the past year. AMD EPYC processors power half of the 58 new systems added to the June 2021 listing.
•AMD and its technology partners announced numerous new high-performance computing systems taking advantage of AMD EPYC processors. These systems include Microsoft Azure supercomputers for UK Met Office, The Perlmutter supercomputer and The Singapore National Supercomputing Centre supercomputer.
•Google Cloud and AMD announced a new instance (T2D) based on 3rd Gen AMD EPYC processors. According to Google Cloud, by using 3rd Gen EPYC processors, T2D provides up to 56 percent better absolute performance and more than 40 percent higher price-performance for scale-out workloads compared to other cloud instances.
•AMD continued advances in industry-leading packaging innovations to push the envelope in high-performance computing with new 3D chiplet technology. This packaging breakthrough combines AMD’s innovative chiplet architecture with 3D stacking using an industry-leading hybrid bond approach.
•AMD announced the AMD Advantage Design Framework designed to deliver best-in-class gaming experiences on notebook PCs by combining AMD Radeon RX 6000M Series Mobile Graphics processors, AMD Radeon Software and AMD Ryzen 5000 Series Mobile Processors with exclusive AMD smart technologies and other advanced system design characteristics.
•The adoption of AMD’s high-performance “Zen” CPUs and AMD RDNA™ 2 GPUs expanded into new markets.
◦AMD announced Tesla is using AMD Ryzen Embedded Processors and AMD RDNA 2 based GPUs to power the infotainment system in the new Tesla Model S and Model X vehicles.
◦AMD announced 2nd Gen AMD EPYC processors are powering the new HPE Alletra 6000 storage solutions, enabling up to 3x more performance compared to previous HPE Nimble storage all flash arrays.
◦Valve announced Steam Deck, a handheld gaming console powered by a semi-custom AMD processor that can play the latest AAA PC games and access the entire Steam library on the go.
•AMD launched FidelityFX Super Resolution (FSR), a state-of-the-art spatial upscaling algorithm feature designed to boost framerates and deliver high-quality, high-resolution gaming experiences. AMD also announced that more than 40 game developers pledged support for FSR, with more expected in the future.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the third quarter of 2021, AMD expects revenue to be approximately $4.1 billion, plus or minus $100 million, an increase of approximately 46 percent year-over-year and approximately 6 percent quarter-over-quarter. The year-over-year increase is expected to be driven by growth across all businesses. The quarter-over-quarter increase is expected to be primarily driven by growth in AMD’s data center and gaming businesses. AMD expects non-GAAP gross margin to be approximately 48 percent in the third quarter of 2021.
For the full year 2021, AMD now expects revenue growth of approximately 60 percent, up from prior guidance of approximately 50 percent, driven by strong growth across all businesses. AMD now expects non-GAAP gross margin to be approximately 48 percent for the full year 2021, up from prior guidance of approximately 47 percent.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its second quarter 2021 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data) (Unaudited)
	Three Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020
GAAP gross profit	$1,830	$1,587	$848
GAAP gross margin %	48%	46%	44%
Stock-based compensation	2	1	2
Non-GAAP gross profit	$1,832	$1,588	$850
Non-GAAP gross margin %	48%	46%	44%

GAAP operating expenses	$1,000	$929	$675
GAAP operating expenses/revenue %	26%	27%	35%
Stock-based compensation	81	84	58
Acquisition-related costs	10	15	—
Non-GAAP operating expenses	$909	$830	$617
Non-GAAP operating expenses/revenue%	24%	24%	32%

GAAP operating income	$831	$662	$173
GAAP operating margin %	22%	19%	9%
Stock-based compensation	83	85	60
Acquisition-related costs	10	15	—
Non-GAAP operating income	$924	$762	$233
Non-GAAP operating margin %	24%	22%	12%

	Three Months Ended
	June 26, 2021		March 27, 2021		June 27, 2020
GAAP net income / earnings per share	$710	$0.58	$555	$0.45	$157	$0.13
Loss on debt redemption/conversion	1	—	6	0.01	—	—
Non-cash interest expense related to convertible debt	—	—	—	—	2	—
Stock-based compensation	83	0.06	85	0.07	60	0.05
Equity income in investee	(2)	—	(2)	—	(1)	—
Acquisition-related costs	10	0.01	15	0.01	—	—
Impairment of investment	—	—	8	0.01	—	—
Income tax provision	(24)	(0.02)	(25)	(0.03)	(2)	—
Non-GAAP net income / earnings per share	$778	$0.63	$642	$0.52	$216	$0.18

Shares used and net income adjustment in earnings per share calculation (1)
Shares used in per share calculation (GAAP)	1,232		1,231		1,227
Interest expense add-back to GAAP net income	$—		$—		$3
Shares used in per share calculation (Non-GAAP)	1,232		1,233		1,227
Interest expense add-back to Non-GAAP net income	$—		$—		$1

(1)
For the three months ended June 27, 2020, GAAP diluted EPS calculations include 31 million shares related to the Company's 2026 Convertible Notes and the associated $3 million interest expense add-back to net income under the "if converted" method.

For the three months ended March 27, 2021 and June 27, 2020, Non-GAAP diluted EPS calculations include 2 million and 31 million shares, respectively, related to the Company's 2026 Convertible Notes and the associated $0 million and $1 million interest expense, respectively, add-back to net income under the "if converted" method.

About AMD
For more than 50 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies – the building blocks for gaming, immersive platforms and the data center. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expectation for annual revenue growth and the expected drivers; AMD’s acquisition of Xilinx remaining on track to close by the end of the year; the features, functionality, performance, availability, timing and expected benefits of AMD products; and AMD’s expected third quarter 2021 and fiscal 2021 financial outlook, including revenue and non-GAAP gross margin and expected drivers based on current expectations, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this press release are based on current beliefs, assumptions and expectations, speak only as of the date of this press release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; global economic uncertainty; the loss of a significant customer; the impact of the COVID-19 pandemic on AMD’s business, financial condition and results of operations; the competitive markets in which AMD’s products are sold; quarterly and seasonal sales patterns; market conditions of the industries in which AMD products are sold; the cyclical nature of the semiconductor industry; AMD's ability to adequately protect its technology or other intellectual property; unfavorable currency exchange rate fluctuations; the ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; the availability of essential equipment, materials, substrates or manufacturing processes; expected manufacturing yields for AMD’s products; AMD's ability to introduce products on a timely basis with features and performance levels that provide value to its customers; AMD's ability to generate revenue from its semi-custom SoC products; potential security vulnerabilities; potential security incidents including IT outages, data loss, data breaches and cyber-attacks; uncertainties involving the ordering and shipment of AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft Corporation and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board partners; the impact of modification or interruption of AMD’s internal business processes and information systems; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; the efficiency of AMD's supply chain; AMD's ability to rely on third party supply-chain logistics functions; AMD’s ability to effectively control the sales of its products on the gray market; the impact of government actions and regulations such as export administration regulations, tariffs and trade protection measures; AMD’s ability to realize its deferred tax assets; potential tax liabilities; current and future claims and litigation; the impact of environmental laws, conflict minerals-related provisions and other laws or regulations; the impact of acquisitions, joint ventures and/or investments on AMD's business, including the announced acquisition of Xilinx, and the failure to integrate acquired businesses; AMD’s ability to complete the Xilinx merger; the impact of the announcement and pendency of the Xilinx merger on AMD’s business; the impact of any impairment of the combined company’s assets on the combined company’s financial position and results of operation; the restrictions imposed by agreements governing AMD’s notes and the revolving credit facility; AMD's indebtedness; AMD's ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD's ability to repurchase its outstanding debt in the event of a change of control; AMD's ability to generate sufficient revenue and operating cash flow or obtain external financing for research and development or other strategic investments; political, legal, economic risks and natural disasters; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD’s stock price volatility; and worldwide political conditions. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s most recent reports on Forms 10-K and 10-Q.

*
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share. AMD uses a normalized tax rate in its computation of the non-GAAP income tax provision to provide better consistency across the reporting periods. For fiscal 2021, AMD uses a projected non-GAAP tax rate of 15%, which excludes the tax impact of pre-tax non-GAAP adjustments, reflecting currently available information. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. The non-GAAP financial measures disclosed in this earnings press release should be viewed in addition to and not as a substitute for or superior to AMD’s reported results prepared in accordance with GAAP and should be read only in conjunction with AMD’s Consolidated Financial Statements prepared in accordance with GAAP. These non-GAAP financial measures referenced are reconciled to their most directly comparable GAAP financial measures in the data tables at the end of this earnings press release. This earnings press release also contains forward-looking non-GAAP gross margin concerning AMD’s financial outlook, which is based on current expectations as of July 27, 2021 and assumptions and beliefs that involve numerous risks and uncertainties. AMD undertakes no intent or obligation to publicly update or revise its outlook statements as a result of new information, future events or otherwise, except as may be required by law.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Instinct, Threadripper and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages) (Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net revenue	$3,850	$3,445	$1,932	$7,295	$3,718
Cost of sales	2,020	1,858	1,084	3,878	2,052
Gross profit	1,830	1,587	848	3,417	1,666
Gross margin %	48%	46%	44%	47%	45%
Research and development	659	610	460	1,269	902
Marketing, general and administrative	341	319	215	660	414
Licensing gain	(1)	(4)	—	(5)	—
Operating income	831	662	173	1,493	350
Interest expense	(10)	(9)	(14)	(19)	(27)
Other income (expense), net	—	(11)	1	(11)	5
Income before income taxes and equity income	821	642	160	1,463	328
Income tax provision	113	89	4	202	10
Equity income in investee	2	2	1	4	1
Net Income	$710	$555	$157	$1,265	$319
Earnings per share
Basic	$0.58	$0.46	$0.13	$1.04	$0.27
Diluted	$0.58	$0.45	$0.13	$1.03	$0.27
Shares used in per share calculation
Basic	1,216	1,213	1,174	1,214	1,172
Diluted	1,232	1,231	1,227	1,231	1,225

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	June 26, 2021	December 26, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,623	$1,595
Short-term investments	1,170	695
Accounts receivable, net	2,020	2,066
Inventories	1,765	1,399
Receivables from related parties	6	10
Prepaid expenses and other current assets	234	378
Total current assets	7,818	6,143
Property and equipment, net	671	641
Operating lease right-of use assets	247	208
Goodwill	289	289
Investment: equity method	67	63
Deferred tax assets	1,090	1,245
Other non-current assets	509	373
Total Assets	$10,691	$8,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$836	$468
Payables to related parties	36	78
Accrued liabilities	1,911	1,796
Other current liabilities	109	75
Total current liabilities	2,892	2,417
Long-term debt, net	313	330
Long-term operating lease liabilities	240	201
Other long-term liabilities	181	177

Stockholders' equity:
Capital stock:
Common stock, par value	12	12
Additional paid-in capital	10,795	10,544
Treasury stock, at cost	(401)	(131)
Accumulated deficit (1)	(3,348)	(4,605)
Accumulated other comprehensive income	7	17
Total stockholders' equity	$7,065	$5,837
Total Liabilities and Stockholders' Equity	$10,691	$8,962

(1)	During the first quarter of 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, using the modified retrospective adoption method, which resulted in $8 million of deferred tax liability associated with book-tax differences in a foreign equity method investment recognized in Accumulated deficit.

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions) (Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net cash provided by (used in)
Operating activities	$952	$898	$243	$1,850	$178
Investing activities	$119	$(722)	$(36)	$(603)	$(109)
Financing activities	$(211)	$(8)	$238	$(219)	$240

SELECTED CORPORATE DATA
(Millions) (Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Segment Information
Computing and Graphics (1)
Net revenue	$2,250	$2,100	$1,367	$4,350	$2,805
Operating income	$526	$485	$200	$1,011	$462
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$1,600	$1,345	$565	$2,945	$913
Operating income	$398	$277	$33	$675	$7
All Other (3)
Net revenue	$—	$—	$—	$—	$—
Operating loss	$(93)	$(100)	$(60)	$(193)	$(119)
Total
Net revenue	$3,850	$3,445	$1,932	$7,295	$3,718
Operating income	$831	$662	$173	$1,493	$350

Other Data
Capital expenditures	$64	$66	$91	$130	$146
Adjusted EBITDA (4)	$1,021	$857	$305	$1,878	$609
Cash, cash equivalents and short-term investments	$3,793	$3,116	$1,775	$3,793	$1,775
Free cash flow (5)	$888	$832	$152	$1,720	$32
Total assets	$10,691	$10,047	$6,583	$10,691	$6,583
Total debt	$313	$313	$690	$313	$690

(1)
The Computing and Graphics segment primarily includes desktop and notebook microprocessors, accelerated processing units that integrate microprocessors and graphics, chipsets, discrete graphics processing units (GPUs), data center and professional GPUs and development services. From time to time, the Company may also sell or license portions of its IP portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom
System-on-Chip (SoC) products, development services and technology for game consoles. From time to time, the Company may also sell or license portions of its IP portfolio.

(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense and acquisition-related costs.

(4)	Reconciliation of GAAP Net Income to Adjusted EBITDA*

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
GAAP net income	$710	$555	$157	$1,265	$319
Interest expense	10	9	14	19	27
Other (income) expense, net	—	11	(1)	11	(5)
Income tax provision	113	89	4	202	10
Equity income in investee	(2)	(2)	(1)	(4)	(1)
Stock-based compensation	83	85	60	168	119
Depreciation and amortization	97	95	72	192	140
Acquisition-related costs	10	15	—	25	—
Adjusted EBITDA	$1,021	$857	$305	$1,878	$609

(5)	Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow**

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
GAAP net cash provided by operating activities	$952	$898	$243	1,850	178
Purchases of property and equipment	(64)	(66)	(91)	(130)	(146)
Free cash flow	$888	$832	$152	1,720	32

*	The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP net income for interest expense, other income (expense), net, income tax provision, equity income on investee, stock-based compensation, and depreciation and amortization expense. The Company also included acquisition-related costs for the quarter ended June 27, 2021 and March 27, 2021. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities that can affect cash flows.
**	The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.